Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of (i) our reports dated March 1, 2010, relating to the consolidated financial statements of Enterprise Products Partners L.P. and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the retroactive effects of the common control acquisition of TEPPCO Partners, L.P. and Texas Eastern Products Pipeline Company, LLC by the Partnership on October 26, 2009 and the related change in the composition of reportable segments as a result of these acquisitions) and the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Partnership for the year ended December 31, 2009, (ii) our report dated March 8, 2010, relating to the consolidated balance sheet of Enterprise Products GP, LLC and subsidiaries at December 31, 2009, and (iii) to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 11, 2010